Exhibit 99.1

Quarter-to-Date
Sales Update

December 19, 2007

	October &
% Change vs. Prior Year	November 2007	Commentary
Consolidated Sales	12%	Underlying growth continues across most segments. Lower
Equipment & Energy and Chemical segment sales reduced
overall underlying growth by 3%. Currency +5%, acquisitions
		+2% and natural gas pass-thru +2%.
Merchant Gases	21%	Sales increased on strong demand in Asia and improved pricing across all regions. Argon and helium availability constrained volume growth. Currency +7%, acquisitions +7%.
Tonnage Gases	24%	Sales increased due to higher loading and new plants. Currency +4%, acquisitions +2%, and higher natural gas pricing +8%.
Electronics and Performance Materials	7%	Sales growth moderated due to lower equipment sales and
product rationalization efforts in Electronics. Underlying
Electronics growth was strong on continued high industry
utilizations. Performance Materials sales remained strong due to solid industry growth and the impact of pricing
		actions. Currency +3%.
Healthcare	12%	Sales increased due to underlying strength in our European homecare business and currency +7%.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.